UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GANNETT CO., INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following correspondence was disseminated to Gannett Co., Inc. employees on April 26, 2019.

Dear Colleagues,

Yesterday, MNG announced that it is reducing the number of candidates that it is nominating for election to an eight-person Gannett board to three from the six candidates MNG originally put forward.

Importantly, this announcement does not change our view on MNG’s candidates. Given each nominee’s close affiliations with MNG and/or its majority shareholder, Alden Global Capital, we believe MNG’s candidates cannot be expected to act in the best interests of all Gannett shareholders. All three of MNG’s candidates are also directors at Fred’s, Inc., where Alden is the controlling shareholder. Our board continues to recommend that Gannett shareholders vote “FOR ALL” of Gannett’s eight independent director nominees on the WHITE proxy card. The press release we issued, which provides additional information regarding MNG’s nominees, is attached.

As we approach the May 16th Annual Meeting, our board and management team will continue to engage with our shareholders to highlight the progress we are making in our transformation strategy and the strength of our highly experienced and actively engaged independent director nominees, who bring the necessary backgrounds, experience and skills that are critical to our business and future success.

If you are a shareholder, we urge you to vote “FOR ALL” of the company’s nominees on the WHITE proxy card and to discard any Blue proxy cards you may receive from MNG. Every vote counts. If you need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3507.

Consistent with our policy, if you receive any inquiries from the media, please refer them to Amber Allman, vice president, corporate communications, at 703-854-5358. Inquiries from analysts or investors should be referred to Stacy Cunningham, vice president, financial planning and investor relations, at investors@gannett.com or 703-854-3168.

As always, thank you for your continued dedication to our company, our partners and clients and the communities we serve.

Sincerely,

Bob Dickey

President and CEO, Gannett